Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Eric Amig
February 23, 2010		(212) 441-6807
Brian Finnegan
(212) 441-6877
FEDERAL HOME LOAN BANK OF NEW YORK
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2009 OPERATING HIGHLIGHTS
New York, New York – The Federal Home Loan Bank of New York (“the Bank”) today released its unaudited financial highlights for the quarter and year ended December 31, 2009.
In the fourth quarter of 2009, the Bank earned $96 million in net income, an increase of $51 million, or 113 percent, from net income of $45 million for the fourth quarter of 2008. The Bank’s net income for 2009 was $570.8 million, an increase of $311.7 million, or 120 percent, from net income of $259.1 million for 2008.
“At a time of stress in the capital markets, the Federal Home Loan Bank of New York had a strong year,” said Alfred A. DelliBovi, President and CEO of the Federal Home Loan Bank of New York. “We are proud of our performance in 2009, and we are also proud of the role we continue to play in helping to support our local member-lenders’ contributions to sustain, rebuild and revitalize our communities by providing a reliable source of collateralized liquidity for our membership.”
As of December 31, 2009, total assets were $114.5 billion, a decrease of $23 billion, or 17 percent, from total assets of $137.5 billion as of December 31, 2008. The decrease in total assets was primarily a result of a decrease of $14.9 billion, or 14 percent, in advances during the period, from $109.2 billion as of December 31, 2008, to $94.3 billion as of December 31, 2009. This decrease in member demand for advances was driven by economic factors such as continued growth in members’ deposit bases and the continued availability of government funding and liquidity options.
As of December 31, 2009, total capital was $5.6 billion, a decrease of $264 million, or 5 percent, from $5.9 billion as of December 31, 2008. The Bank’s unrestricted retained earnings increased during 2009 by $306 million to $689 million as of December 31, 2009. At December 31, 2009, the Bank met its regulatory capital-to-assets ratios and liquidity requirements.
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The Bank set aside $64.3 million for the Affordable Housing Program for the year ended December 31, 2009, an increase of $34.5 million, or 116 percent, from $29.8 million for the year ended December 31, 2008. This increase primarily reflects the increase in net income for the year.
The Bank will publish its 2009 audited financial results in its Form 10-K filing with the Securities and Exchange Commission, which is expected to be filed by March 31, 2010. On January 29, 2010, the Bank paid a dividend of approximately $74 million, or 5.60 percent, for the fourth quarter of 2009.
Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, $110 billion, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The Federal Home Loan Bank of New York serves 330 community lenders in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the Home Loan Bank is to advance housing opportunity and local community development by maximizing the capacity of community-based member-lenders to serve their markets.
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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.